Exhibit 99.1

WEYCO REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

(Milwaukee, Wisconsin---March 9, 2021) Weyco Group, Inc. (NASDAQ:WEYS) (the “Company”) today announced financial results for the quarter and year ended December 31, 2020.

Fourth Quarter 2020

Net sales were $62.0 million compared to fourth quarter 2019 net sales of $86.9 million. Earnings from operations totaled $7.9 million compared to $11.5 million in the fourth quarter of 2019. Net earnings totaled $5.1 million compared to $8.8 million in last year’s fourth quarter. Diluted earnings per share were $0.52 per share versus $0.90 per share in the fourth quarter of 2019.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $46.2 million compared to $68.8 million in the fourth quarter of 2019. Earnings from operations for the wholesale segment were $5.6 million compared to $10.9 million in last year’s fourth quarter. Sales volumes were down across our three men’s legacy brands due to the slow retail environment resulting from the ongoing pandemic, but our BOGS outdoor brand increased 5% for the quarter, as consumers continue to spend more time outdoors. Our cost-cutting measures, mainly in employee and advertising costs, helped us to generate solid earnings in the fourth quarter despite the reduction in sales.

Net sales in the North American retail segment, which include sales from the Company’s e-commerce businesses and brick and mortar stores in the United States, were $8.7 million compared to $9.1 million in last year’s fourth quarter. Retail earnings from operations totaled $2.7 million for the quarter, up from $1.5 million last year. Retail sales decreased due to the closing of three unprofitable stores in the third quarter of 2020, as well as reduced foot traffic in our existing stores, as compared to last year, resulting from the pandemic. This decrease was offset by a 15% increase in e-commerce sales, due to consumers turning to online shopping in the COVID-19 environment. Retail operating earnings increased due to the benefit of closing unprofitable stores and higher operating earnings from our websites.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $7.1 million compared to $9.0 million in the fourth quarter of 2019, and also decreased as a result of the pandemic. Collectively, Florsheim Australia and Florsheim Europe had a combined loss from operations totaling $393,000 compared to a loss from operations of $854,000 in last year’s fourth quarter.

Full Year 2020

•	Overall net sales for 2020 were $195.4 million compared to $304.0 million in 2019.

•	Loss from operations totaled $7.6 million in 2020 compared to earnings from operations of $27.0 million in 2019. Adjusted earnings from operations were $4.3 million in 2020.

•	Net loss totaled $8.5 million, or $(0.87) per diluted share, in 2020 compared to net earnings of $20.9 million, or $2.10 per diluted share, in 2019. Adjusted net earnings were $3.2 million, or $0.32 per diluted share, in 2020.

Amounts referred to as “adjusted” are Non-GAAP and exclude certain items that were recognized by the Company primarily in the second and third quarters of 2020. These items are described more fully under “Non-GAAP Adjustments” below and “Reconciliations of Non-GAAP Financial Measures” accompanying this release.

Full Year 2020 Segment Results

North American Wholesale Segment

Net sales were $152.2 million in 2020 compared to $242.1 million in 2019. Net sales of the Stacy Adams, Florsheim, and Nunn Bush brands were down significantly as compared to last year due to the effects of the pandemic. BOGS net sales were down slightly for the year, though business improved as the year went on as consumers spent more time outside. Licensing revenues were $1.2 million in 2020 and $3.0 million in 2019, down in line with reductions in licensees’ sales of branded products. Gross earnings as a percent of net sales were 35.5% in 2020 versus 36.6% in 2019. The decrease in gross margins was largely due to additional costs related to the tariff on certain footwear imported from China, and higher overseas freight costs. Earnings from operations were $975,000 in 2020 compared to $27.8 million in 2019. Adjusted earnings from operations were $5.8 million in 2020.

North American Retail Segment

Net sales were $21.5 million in 2020 and $25.2 million in 2019. The decrease was due to fewer stores in 2020 as a result of the closure of unprofitable stores, and a significant decline in brick-and-mortar same store sales due to the pandemic. This decrease was partially offset by a 9% increase in e-commerce sales, due to consumers turning to online shopping in the COVID-19 environment. Loss from operations totaled $1.1 million in 2020 compared to earnings from operations of $2.8 million in 2019. Adjusted earnings from operations totaled $1.5 million for 2020.

Other

The Company’s other businesses had combined net sales of $21.7 million in 2020 compared to $36.7 million in 2019. The decrease was due to lower net sales at both Florsheim Australia and Florsheim Europe, as a result of the pandemic. Collectively, Florsheim Australia and Florshiem Europe had a combined loss from operations totaling $7.5 million in 2020 compared to a loss from operations of $3.5 million last year. In late 2020, we decided to close Florsheim Europe, which includes a small wholesale business and two retail stores. Total sales at Florsheim Europe were $2.6 million in 2020. The Company incurred approximately $1.6 million of costs in 2020 related to the closing of Florsheim Europe; these costs are included in the non-GAAP adjustments noted below. Adjusted loss from operations for the Company’s other operations was $3.1 million in 2020.

“We are pleased to report that, despite the challenging business environment brought on by COVID-19, Weyco Group returned to profitability in the fourth quarter,” stated Thomas W. Florsheim, Jr., the Company’s Chairman and CEO. “We are encouraged by these results as they demonstrate that the strategic decisions and cost-cutting measures we took in 2020 enabled us to be profitable at diminished sales volume. As we look ahead to 2021, we believe that at least the first half of the year will continue to be impacted by the pandemic, but with the rollout of vaccines, we are hoping to see an improved retail environment and consequently, higher sales, in the second half of the year. With our new leaner operations, coupled with our strong balance sheet, we believe we are well-positioned for growth and profitability as conditions improve.”

On March 9, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.24 per share to all shareholders of record on March 19, 2021, payable March 31, 2021.

Non-GAAP Adjustments

Amounts referred to as “adjusted” exclude the following items that were recognized by the Company in 2020, primarily in the second and third quarters of 2020:

•	$5.9 million pre-tax expense from employee costs related to restructuring and temporary closures
•	$4.3 million pre-tax expense from two large customer receivable write-offs due to bankruptcies filed during the pandemic
•	$3.1 million pre-tax expense for the impairment of retail store fixed assets and operating lease right-of-use assets
•	$2.0 million pre-tax expense from reserves for obsolete and slow-moving inventory due to COVID-19-related impacts
•	$1.5 million pre-tax expense from early lease termination charges
•	$0.5 million pre-tax expense from other related charges
•	$5.4 million pre-tax income from government wage and rent subsidies
•	$2.0 million tax expense related to deferred tax assets of the Company’s foreign subsidiaries

Reconciliations of amounts on a GAAP basis to the “adjusted” amounts are provided in the “Reconciliations of Non-GAAP Financial Measures” at the end of this release.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, the Company presents the following non-GAAP financial measures: “adjusted earnings (loss) from operations,” “adjusted net earnings,” and “adjusted diluted earnings per share.” Adjusted results exclude the impact of items that management of the Company believes affect the comparability of its consolidated financial statements in the periods presented. The Company believes that these non-GAAP measures are useful to investors and other users of its consolidated financial statements as an additional tool for evaluating operating performance. The Company believes they also provide a useful baseline for analyzing trends in its operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliations of Non-GAAP Financial Measures” accompanying this press release.

Conference Call Details

Weyco Group, Inc. will host a conference call on March 10, 2021, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2020 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: http://www.directeventreg.com/registration/event/2574419. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/or8xra84. A recording of the conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC. With respect to the COVID-19 pandemic, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic and its impact on the global economy; actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures or limit foot traffic; the financial health of the Company’s customers and business partners, including the effects of any bankruptcy proceedings by such parties; the performance/resiliency of the Company’s supply chain; and the health and welfare of the Company’s employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske

Senior Vice President and Chief Financial Officer

414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(In thousands, except per share amounts)
Net sales	$61,967	$86,905	$195,375	$304,011
Cost of sales	34,414	48,416	116,817	180,049
Gross earnings	27,553	38,489	78,558	123,962

Selling and administrative expenses	19,639	26,948	86,156	96,922
Earnings (loss) from operations	7,914	11,541	(7,598)	27,040

Interest income	119	160	527	823
Interest expense	(20)	(82)	(79)	(244)
Other income (expense), net	(51)	(293)	96	(535)

Earnings (loss) before provision for income taxes	7,962	11,326	(7,054)	27,084
Provision for income taxes	2,857	2,511	1,431	6,202
Net earnings (loss)	$5,105	$8,815	$(8,485)	$20,882

Weighted average shares outstanding
Basic	9,749	9,820	9,758	9,904
Diluted	9,749	9,824	9,758	9,953

Earnings (loss) per share
Basic	$0.52	$0.90	$(0.87)	$2.11
Diluted	$0.52	$0.90	$(0.87)	$2.10

Cash dividends declared (per share)	$0.24	$0.24	$0.96	$0.95

Comprehensive income (loss)	$1,429	$5,985	$(11,954)	$17,918

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2020	2019
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$32,476	$9,799
Marketable securities, at amortized cost	2,215	5,904
Accounts receivable, net	34,631	51,532
Income tax receivable	1,374	-
Inventories	59,025	86,713
Prepaid expenses and other current assets	4,610	6,047
Total current assets	134,331	159,995

Marketable securities, at amortized cost	12,800	15,814
Deferred income tax benefits	1,235	2,487
Property, plant and equipment, net	30,759	32,214
Operating lease right-of-use assets	9,613	18,753
Goodwill	11,112	11,112
Trademarks	32,868	32,868
Other assets	24,001	23,674
Total assets	$256,719	$296,917

LIABILITIES AND EQUITY:
Short-term borrowings	$-	$7,049
Accounts payable	8,444	12,455
Dividend payable	-	2,355
Operating lease liabilities	4,245	6,505
Accrued liabilities	11,656	13,422
Accrued income tax payable	-	90
Total current liabilities	24,345	41,876

Deferred income tax liabilities	2,914	3,085
Long-term pension liability	33,534	27,523
Operating lease liabilities	7,734	14,110
Other long-term liabilities	267	329
Total liabilities	68,794	86,923

Common stock	9,797	9,873
Capital in excess of par value	67,178	65,832
Reinvested earnings	138,955	158,825
Accumulated other comprehensive loss	(28,005)	(24,536)
Total equity	187,925	209,994
Total liabilities and equity	$256,719	$296,917

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2020	2019
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(8,485)	$20,882
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities -
Depreciation	2,901	3,292
Amortization	316	194
Bad debt expense	5,289	122
Deferred income taxes	2,755	(869)
Net foreign currency transaction losses (gains)	98	(13)
Share-based compensation expense	1,377	1,452
Pension expense	397	1,047
Impairment of long-lived assets	3,055	259
Loss on disposal of fixed assets	111	330
Increase in cash surrender value of life insurance	(611)	(564)
Changes in operating assets and liabilities -
Accounts receivable	11,397	(138)
Inventories	27,520	(14,042)
Prepaid expenses and other assets	1,281	(623)
Accounts payable	(4,149)	(315)
Accrued liabilities and other	(1,773)	(817)
Accrued income taxes	(1,498)	(810)
Net cash provided by operating activities	39,981	9,387

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	-	(14,641)
Proceeds from maturities of marketable securities	6,680	13,250
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(3,368)	(7,392)
Net cash provided by (used for) investing activities	3,157	(8,938)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(11,776)	(9,408)
Shares purchased and retired	(2,063)	(5,649)
Net proceeds from stock options exercised	-	161
Taxes paid related to the net share settlement of equity awards	-	(5)
Proceeds from bank borrowings	33,947	151,358
Repayments of bank borrowings	(40,996)	(150,149)
Net cash used for financing activities	(20,888)	(13,692)
Effect of exchange rate changes on cash and cash equivalents	427	69
Net increase (decrease) in cash and cash equivalents	$22,677	$(13,174)
CASH AND CASH EQUIVALENTS at beginning of year	9,799	22,973
CASH AND CASH EQUIVALENTS at end of year	$32,476	$9,799
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$914	$7,604
Interest paid	$72	$244

Reconciliations of Non-GAAP Financial Measures

The following table contains a reconciliation of GAAP Financial Measures to the Non-GAAP Financial Measures used by the Company in the discussion of its consolidated financial results for the year ended December 31, 2020. The adjustments discussed below were recognized by the Company primarily in the second and third quarters of 2020. Adjustments made in the fourth quarter of 2020 did not have a material impact on the Company’s consolidated financial statements.

	Twelve Months Ended December 31, 2020
	GAAP			Non-GAAP
	Measures			Measures
	(As Reported)	Adjustments		(As Adjusted)
	(In thousands, except per share amounts)
Earnings (loss) from operations	$(7,598)	$11,859	(1)	$4,261

Net earnings (loss)	$(8,485)	$11,640	(2)	$3,155

Diluted earnings (loss) per share	$(0.87)	$1.19	(3)	$0.32

(1)	Includes $5.9 million in employee costs related to restructuring and temporary closures, $4.3 million from two large customer receivable write-offs due to bankruptcies filed during the pandemic, $3.1 million for the impairment of retail store fixed assets and operating lease right-of-use assets, $2.0 million in reserves for obsolete and slow-moving inventory due to COVID-19-related impacts, $1.5 million in early lease termination charges, and $0.5 million in other related charges, partially offset by $5.4 million of income from government wage and rent subsidies.

(2)	Reflects the after-tax impact of the above-noted adjustments of $9.6 million and $2.0 million of tax expense related to deferred tax assets of the Company’s foreign subsidiaries.

(3)	Reflects the per diluted share impact of the above-noted adjustments.

The following is a reconciliation of GAAP Financial Measures to the Non-GAAP Financial Measures used by the Company in the discussion of its segment financial results for the year ended December 31, 2020. The adjustments discussed below were recognized by the Company primarily in the second and third quarters of 2020. Adjustments made in the fourth quarter of 2020 did not have a material impact on the Company’s consolidated financial statements.

	Twelve Months Ended December 31, 2020
	GAAP			Non-GAAP
	Measures			Measures
	(As Reported)	Adjustments		(As Adjusted)
	(Dollars in thousands)
Earnings (loss) from operations
Wholesale	$975	$4,798	(1)	$5,773
Retail	(1,073)	2,611	(2)	1,538
Other	(7,500)	4,450	(3)	(3,050)
Total	$(7,598)	$11,859		$4,261

(1)	Adjustment includes $2.0 million in employee costs related to restructuring and temporary closures, $4.3 million from two large customer receivable write-offs due to bankruptcies filed during the pandemic, and $0.2 million in other related charges, partially offset by $1.7 million of income from government wage subsidies.

(2)	Adjustment includes $0.3 million in employee costs related to restructuring and temporary closures, $1.0 million for the impairment of retail store fixed assets, and $1.5 million in early lease termination charges, partially offset by $0.2 million of income from government wage subsidies.

(3)	Adjustment includes $3.6 million in employee costs related to restructuring and temporary closures, $2.1 million for the impairment of retail store fixed assets and operating lease right-of-use assets, $2.0 million in reserves for obsolete and slow-moving inventory due to COVID-19-related impacts, and $0.3 million in related charges, partially offset by $3.5 million of income from government wage and rent subsidies.